Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of InVivo Therapeutics Holdings Corp. of our report dated March 12, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of InVivo Therapeutics Holdings Corp. and Subsidiary, appearing in the Annual Report on Form 10-K of InVivo Therapeutics Holdings Corp. for the year ended December 31, 2017.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus, which is part of the Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
April 24, 2018